Exhibit 99.1

Tufts Medical Center Media Contact: Jeremy Lechan Media Relations Specialist Tufts Medical Center 617-636-0104 JLechan@tuftsmedicalcenter.org	Investor Contact: Jody B. Dahlman Director of Communications EnteroMedics Inc. 651-634-3071 jdahlman@enteromedics.com

EnteroMedics Announces First US Commercial Implant of vBloc® Neurometabolic Therapy System at Tufts Medical Center in Boston, Massachusetts

St. Paul, MN – May 20, 2015 - EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced the first ever commercial implant of the Maestro® Rechargeable System, delivering vBloc® Neurometabolic Therapy, in the United States.

The procedure was performed on Wednesday, May 13, 2015 at Tufts Medical Center by surgeon Sajani Shah, MD. The surgery proceeded without incident and the patient returned home on the same day as the surgery, is recovering well and has returned to work full-time.

“Until recently, there was a great unmet need for new, alternative treatment options for obese patients for whom behavior modification, pharmaceutical options or anatomy altering/restricting surgical procedures either did not work, or were not viable options,” said Dr. Shah. “Earlier this year, the FDA approved a first-of-its-kind treatment that offers a neuroscience-based approach to the treatment of obesity, differentiating it from traditional weight loss surgical options. As a member of the team that brought this new device through the clinical trial phase, I am pleased to have performed the first US commercial implant of vBloc Therapy. At Tufts Medical Center, we are committed to staying on the leading edge of new technologies that may benefit our patients.”

vBloc Therapy intermittently blocks intra-abdominal vagus nerve signaling, or transmission of messages involving food intake and processing, between the brain and stomach using a pacemaker-like implant called the Maestro® Rechargeable System. In January of this year, the system was approved for adults with a BMI of 40 to 45 kg/m2 or a BMI of 35 to 39.9 kg/m2 with a related health condition such as high blood pressure or high cholesterol levels, and who have tried to lose weight in a supervised weight management program within the past five years.

“The first commercial implant of vBloc Therapy marks another significant milestone for EnteroMedics and the millions of individuals with obesity who may be seeking different ways of achieving safe, effective weight loss,” said Mark B. Knudson, PhD, President and Chief Executive Officer of EnteroMedics. “We are pleased with the response to vBloc Therapy from patients and physicians alike and remain focused on the continued development of partnerships with bariatric centers of excellence and on driving reimbursement for vBloc Therapy to ensure its widespread availability in the United States.”

About Tufts Medical Center and Floating Hospital for Children

Tufts Medical Center is an exceptional, not-for-profit, 415-bed academic medical center that is home to both a full-service hospital for adults and Floating Hospital for Children. Conveniently located in downtown Boston, the Medical Center is the principal teaching hospital for Tufts University School of Medicine. Floating Hospital for Children is the full-service children’s hospital of Tufts Medical Center and the principal pediatric teaching hospital of Tufts University School of Medicine. Tufts Medical Center is affiliated with the New England Quality Care Alliance, a network of more than 1,800 physicians throughout Eastern Massachusetts. For more information, please visit www.tuftsmedicalcenter.org.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information or to learn more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro Rechargeable System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro Rechargeable System; physician adoption of our Maestro Rechargeable System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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